Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos.333-117136, 333-69531, 333-129098 and 333-129099 on Form S-3 and Registration Statement Nos. 333-54878, 333-88804, 333-62271, 333-61197, 333-39353 and 333-33353 on Form S-8 of our report dated June 29, 2006 on the financial statements and financial statement schedule of the Company, which expresses an unqualified opinion and includes an explanatory paragraph relating to uncertainties which raise substantial doubt about the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements, and of our report on management’s assessment included in management’s report on internal control over financial reporting and on the effectiveness of internal control over financial reporting dated June 29, 2006 (which expresses an unqualified opinion on management’s assessment of and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Atari, Inc. for the year ended March 31, 2006.
DELOITTE & TOUCHE LLP
New York, New York
June 29, 2006